Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-129053) and related Prospectus of Cantel Medical Corp. for the registration of 384,821 shares of its common stock and to the incorporation by reference therein of our reports dated October 12, 2005, with respect to the consolidated financial statements and schedule of Cantel Medical Corp., Cantel Medical Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cantel Medical Corp. included in its Annual Report (Form 10-K) for the year ended July 31, 2005, filed with the Securities and Exchange Commission.

MetroPark, New Jersey November 14, 2005	/s/ Ernst & Young LLP